Exhibit 10.15

Layne Christensen Company
Non-Executive Corporate Short-Term Incentive Plan

Amended and Restated by the Board of Directors as of February 1, 2016

Compensation Philosophy

Layne Christensen Company’s (“Layne”) compensation philosophy is to structure compensation to drive financial and strategic growth and build long-term stockholder value while attracting and retaining valued talent in the markets and industries Layne serves.

Plan Objective

The intent of the STI Plan is to provide competitive cash compensation ("STI Bonuses") to reward certain corporate employees as selected by Layne (“Participants”) for their performance and contributions to Layne's overall performance in any given fiscal year (a “Performance Period”). The STI Plan is an important component of a Participant's total compensation package, designed to communicate key annual corporate and individual objectives, reward efforts that achieve these objectives and align employee performance bonuses with Layne's shareholders' interests in a manner that motivates employees to maximize shareholder value.

Establishment of Goals

For each Performance Period, the Administrative Committee (defined below) shall establish goals for the participants based on one or more financial performance criteria, safety and personal objectives. The goals shall be established prior to the end of the first quarter of each Performance Period.

The goals will include:

•	A specific, measurable consolidated goal for which determination as to whether such goal has been attained can be made solely by reference to Layne’s performance during the Performance Period; and
•

As many as four different individual level performance goals for which determination as to whether such goals have been attained can be made solely by reference to the individual’s performance during the Performance Period.

The applicable weighting for Participants based on their job position and level is attached as Appendix A to this Plan. The weighting among the individual-level goals shall be determined by the Participant’s manager.

Exhibit 10.15

Targeted STI Opportunity and Payout of Performance Awards

Goal attainment will be assessed individually with the opportunity to pay out at between 0% and 200% of the Participant's Targeted STI Opportunity set forth in Appendix B. The eligible bonus amount for each goal shall be determined by multiplying (i) the Participant's Targeted STI Opportunity, (ii) the goal's applicable weighting percentage, (iii) the Participant's base salary as of the end of the Performance Period and (iv) the applicable payout percentage determined through linear interpolation between the goal's threshold and target values or linear interpolation between the goal's target and maximum values. The eligible bonus amounts for each goal are then added to determine the Participant's total STI Bonus, subject to being increased or decreased as discussed below.

Attainment of performance awards is to be determined by the Administrative Committee after the end of the Performance Period. All payouts under the STI Plan will be based on the Participant’s base salary as of the end of the Performance Period. Unless the Administrative Committee and Board of Directors elect to make payments under the STI Plan in the form of bonus shares or another type of equity award granted under Layne's 2006 Equity Incentive Plan (or another shareholder-approved stock plan maintained by Layne), all payouts under the STI Plan will be made in cash. Once determined pursuant to the terms and conditions set forth herein, the Administrative Committee has the ability to increase or decrease individual Participant bonuses by up to 50%. A Participant must be employed by Layne as of the date of payout of a performance award. Payout of performance awards will occur no later than two and one-half (2-1/2) months following the end of the Performance Period.

Administration

The STI Plan shall be administered by the Administrative Committee which shall consist of at least three persons appointed by the Board of Directors of the Company. The Administrative Committee shall have complete discretion over the STI Plan and shall determine the final STI Plan performance goals and performance awards. The Administrative Committee shall have the sole authority to interpret and construe the Plan and decisions made by Administrative Committee shall be final and binding upon all parties concerned.

Where needed, the Administrative Committee will receive reports from Finance/Accounting regarding the calculation and tracking of financial performance which relates to performance goals, and will receive reports from Layne's human resources department regarding performance goals that are not based upon financial measures.

The Administrative Committee retains the right to reassess performance goals and performance awards in light of unanticipated extenuating circumstances, or other reasons, and to increase or decrease the conditions of a performance goal or the value of a performance award as the result of its reassessment.

Layne may amend or terminate the Plan at any time, in its sole discretion.

Exhibit 10.15

This Plan confers no right to continued employment or otherwise change a Participant's status as an "at-will" employee. No Participant in the Plan shall participate in any other Layne short term incentive compensation plan.

The law of the state of Delaware shall be controlling in all matters relating to the Plan, unless superseded by Federal law.

Exhibit 10.15

APPENDIX A – Performance Drivers and Weights

APPENDIX B –

Targeted STI Opportunities